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                                                                     EXHIBIT 2.1

                             PLAN OF REORGANIZATION
                                       OF
                               MAXXIS GROUP, INC.

         The Board of Directors of MAXXIS GROUP, INC. (the "Corporation") has unanimously approved and recommends to the shareholders of the Corporation for their approval the reorganization of the Corporation as hereinafter set forth. Furthermore, the Board of Directors has unanimously approved and recommends to the shareholders of the Corporation for their approval Amended and Restated Articles of Incorporation that effect the reorganization.

         1.       PRESENT CAPITALIZATION

                  The authorized capital stock of the Corporation presently consists of: (i) 15,000,000 shares of Class A Common Stock, no par value per share (the "Class A Common Stock"), 14,300,000 of which are issued, fully paid and outstanding; (ii) 185,000,000 shares of Class B Common Stock, no par value per share (the "Class B Common Stock"), of which 2,983,333 are issued, fully paid and outstanding; and (iii) 10,000,000 shares of preferred stock, no par value per share, of which no shares are issued or outstanding.

         2.       PLAN OF REORGANIZATION

                  Pursuant to Amended and Restated Articles of Incorporation, the Corporation will authorize the creation of 30,000,000 shares of capital stock which shall consist of 20,000,000 shares of Common Stock, no par value per share (the "Common Stock"), and 10,000,000 shares of preferred stock, no par value per share (the "Preferred Stock"). Pursuant to this Plan and upon filing of the Amended and Restated Articles of Incorporation in substantially the form as attached hereto as Exhibit A, 1,299,992 shares of the Common Stock will be issued in exchange for 14,300,000 of Class A Common Stock, and 271,195 shares of the Common Stock will be issued in exchange for 2,983,333 shares of Class B Common Stock.

         3.       BUSINESS PURPOSE OF THE REORGANIZATION

                  The Board of Directors believes that this Plan of Reorganization will be in the best interests of the Corporation and its shareholders.

         4.       EXPENSES

                  The expenses incurred in carrying out the Plan of Reorganization, including the filing of the Amended and Restated Articles of Incorporation, will be paid by the Corporation.

         5.       METHOD OF EFFECTUATING THE PLAN OF REORGANIZATION

                  The proposed Amended and Restated Articles of Incorporation and this Plan of Reorganization will be presented for consideration, and following the approval by the shareholders of the Corporation, the officers of the Corporation will proceed to execute and file the necessary documents to effectuate the Plan of Reorganization.
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         IN WITNESS WHEREOF, MAXXIS GROUP, INC., pursuant to the authority duly given by the Board of Directors has caused this Plan of Reorganization to be duly executed by its Chief Executive Officer and President.

                                    MAXXIS GROUP, INC.


                                    By: /s/ Thomas O. Cordy
                                        ----------------------------------------
                                        Thomas O. Cordy
                                        Chief Executive Officer and President
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                                    EXHIBIT A

                              AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                               MAXXIS GROUP, INC.

                                    ARTICLE I

         The name of the corporation is "Maxxis Group, Inc." The principal executive office of the corporation is 1901 Montreal Road, Suite 108, Tucker, Georgia 30084.

                                   ARTICLE II

         The corporation shall have authority to issue not more than 30,000,000 shares of capital stock which shall consist of:

                  (i) 20,000,000 shares of Common Stock, no par value per share (the "Common Stock"); and

                  (ii) 10,000,000 shares of preferred stock, no par value per share (the "Preferred Stock").

         A.       Common Stock.

         Subject to all of the rights of the Preferred Stock as expressly provided herein, by law or by the Board of Directors pursuant to this Article II, the Common Stock shall possess all such rights and privileges as are afforded to capital stock by applicable law in the absence of any express grant of rights or privileges in the Amended and Restated Articles of Incorporation, including, but not limited to, the following rights and privileges:

         (i) dividends may be declared and paid or set apart for payment upon the Common Stock out of any assets or funds of the corporation legally available for the payment of dividends;

         (ii) the holders of Common Stock shall have the right to vote for the election of directors and on all other matters requiring shareholder action, each share being entitled to one vote; and

         (iii) upon the voluntary or involuntary liquidation, dissolution or winding-up of the corporation, the net assets of the corporation available for distribution shall be distributed pro rata to the holders of the Common Stock in accordance with their respective rights and interests.

         B.       Preferred Stock.

         In addition to the Common Stock, the corporation shall have the authority, exercisable by its Board of Directors, to issue up to 10,000,000 shares of Preferred Stock, any part or all of which shares of Preferred Stock may be established and designated from time to time by the
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Board of Directors by filing an amendment to these Amended and Restated Articles of Incorporation, which shall be effective without shareholder action, in accordance with the appropriate provisions of the Georgia Business Corporation Act (the "Act") and any amendment or supplement thereto (a "Preferred Stock Designation"), in such series and with such preferences, limitations and relative rights as may be determined by the Board of Directors. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of a majority of the votes of the Common Stock, without a vote of the holders of the shares of Preferred Stock, or of any series thereof, unless a vote of any such holders is required by law or pursuant to the Preferred Stock Designation or Preferred Stock Designations establishing the series of Preferred Stock.

                                   ARTICLE III

         The corporation shall have not more than fifteen directors, and the number of directors shall be set by the Board of Directors as set forth in the corporation's Amended and Restated Bylaws. The Board of Directors shall be divided into three classes to be known as Class I, Class II, and Class III, which shall be as nearly equal in number as possible. Except in case of death, resignation, disqualification or removal for cause, each director shall serve for a term ending on the date of the third annual meeting of shareholders following the annual meeting at which the director was elected; provided, however, that each initial director in Class I shall hold office until the first annual meeting of shareholders after his election; each initial director in Class II shall hold office until the second annual meeting of shareholders after his election; and each initial director in Class III shall hold office until the third annual meeting of shareholders after his election. Despite the expiration of a director's term, he shall continue to serve until his successor, if there is to be any, has been elected and qualified. In the event of any increase or decrease in the authorized number of directors, the newly created or eliminated directorships resulting from such an increase or decrease shall be apportioned among the three classes of directors so that the three classes remain as nearly equal in size as possible; provided, however, that there shall be no classification of additional directors elected by the Board of Directors until the next meeting of shareholders called for the purpose of electing directors, at which meeting the terms of all such additional directors shall expire, and such additional directors positions, if they are to be continued, shall be apportioned among the classes of directors and nominees therefor shall be submitted to the shareholders for their vote. Any vacancy occurring on the Board of Directors, including a vacancy resulting from an increase in the number of directors, may only be filled by the affirmative vote of the remaining directors even if the remaining directors constitute less than a quorum of the Board of Directors. Any director or the entire Board of Directors may be removed with or without cause by a majority vote of the holders of Common Stock then entitled to vote thereon.

                                   ARTICLE IV

         No director of the corporation shall be personally liable for monetary damages to the corporation or its shareholders for breach of the duty of care or any other duty as a director, except that such liability shall not be eliminated for:

                  (i) any appropriation, in violation of the director's duties, of any business opportunity of the corporation;
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                  (ii)     acts or omissions which involve intentional
         misconduct or a knowing violation of law;

                  (iii) liability under Section 14-2-832 (or any successor provision or redesignation thereof) of the Act; and

                  (iv) any transaction from which the director received an improper personal benefit.

         If at any time the Act shall have been amended to authorize the further elimination or limitation of the liability of a director, then the liability of each director of the corporation shall be eliminated or limited to the fullest extent permitted by the Act, as so amended, without further action by the shareholders, unless the provisions of the Act, as amended, require further action by the shareholders. Any repeal or modification of the foregoing provisions of this Article IV shall not adversely affect the elimination or limitation of liability or alleged liability pursuant hereto of any director of the corporation for or with respect to any alleged act or omission of the director occurring prior to such repeal or modification.

                                    ARTICLE V

         All actions by the shareholders shall be taken at a meeting, with prior notice which complies with the notice provisions of the corporation's Amended and Restated Bylaws, and with a vote of the holders of the outstanding stock of each voting group entitled to vote thereon.

                                   ARTICLE VI

         In discharging the duties of their respective positions and in determining what is believed to be in the best interests of the corporation, the Board of Directors, committees of the Board of Directors and individual directors, in addition to considering the effects of any action on the corporation or its shareholders, may consider the interests of the employees, customers, suppliers and creditors of the corporation and its subsidiaries, the communities in which offices or other establishments of the corporation and its subsidiaries are located and all other factors such directors consider pertinent; provided, however, that any such provision shall be deemed solely to grant discretionary authority to directors and shall not be deemed to provide to any constituency any right to be considered.

         The amendments contained herein were duly approved by the holders of a majority of the shares of the Class A Common Stock and Class B Common Stock of the corporation entitled to be cast on the amendments, voting as separate classes, in accordance with Section 14-2-1003 of the Act at a special meeting of the shareholders held on February 16, 1998.

         IN WITNESS WHEREOF, the undersigned has executed these Amended and Restated Articles of Incorporation as of the ____ day of February, 1998.



                                    --------------------------------------------
                                    Thomas O. Cordy
                                    President and Chief Executive Officer